Filed Pursuant to Rule 424(b)(5)
Registration No. 333-297978
PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated August 18, 2026
To Prospectus dated August 18, 2026)

Up to $75,000,000
Common Stock
This prospectus supplement amends and supplements the information in the prospectus, dated August 18, 2026, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-297978), as previously supplemented by our prospectus supplement, dated August 18, 2026 (collectively, the “Prior Prospectus”), relating to the offer and sale, from time to time, of an aggregate offering price of up to $200,000,000 of shares of our common stock, $0.0001 par value per share (the “ATM Program”), pursuant to the Capital on DemandTM Sales Agreement, dated August 4, 2026 (the “Original Sales Agreement”) we previously entered into with JonesTrading Institutional Services LLC (the “Sales Agent”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto. As of the date of this prospectus supplement, we have sold shares of our common stock for gross proceeds of approximately $2.9 million pursuant to the ATM Program.
We are filing this prospectus supplement to amend the Prior Prospectus to reduce the aggregate offering price of shares of our common stock that may be offered under the ATM Program from $200,000,000 to $75,000,000. Concurrently with this prospectus supplement, we and the Sales Agent are entering into Amendment No. 1 to the Original Sales Agreement (“Amendment No. 1,” and together with the Original Sales Agreement, the “Sales Agreement”), which amends the Original Sales Agreement to reflect this reduction in the maximum aggregate offering price.
Investing in our common stock involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page S-8 of the Prior Prospectus and in the documents incorporated by reference into this prospectus supplement and the Prior Prospectus, before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prior Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 5, 2026.